Filed Pursuant to Rule 433

Registration No. 333-167129

File Nos. 333-167129-01 — 333-167129-03, 333-167129-05 — 333-167129-12

Issuer Free Writing Prospectus dated October 24, 2012

Relating to Preliminary Prospectus Supplement dated October 24, 2012

Pricing Term Sheet

Issuer:	Reynolds American Inc.

Guarantors:	Santa Fe Natural Tobacco Company, Inc. / R. J. Reynolds Tobacco Company / R. J. Reynolds Tobacco Co. / Reynolds Finance Company / Reynolds Innovations Inc. / Conwood Holdings, Inc. / American Snuff Company, LLC / Rosswil LLC / R.J. Reynolds Tobacco Holdings, Inc. / R. J. Reynolds Global Products, Inc. / RAI Services Company

Security:	Senior Notes

Principal Amount:	$450,000,000	$1,100,000,000	$1,000,000,000

Maturity:	October 30, 2015	November 1, 2022	November 1, 2042

Coupon:	1.050%	3.250%	4.750%

Issue Price:	99.859%	99.864%	99.099%

Yield to Maturity:	1.098%	3.266%	4.807%

Spread to Benchmark Treasury:	+ 70 basis points	+ 150 basis points	+ 190 basis points

Benchmark Treasury:	0.250% October 15, 2015	1.625% August 15, 2022	3.000% May 15, 2042

Benchmark Treasury Price and Yield:	99-18 / 0.398%	98-23+ / 1.766%	101-26+ / 2.907%

Interest Payment Dates:	April 30 and October 30 commencing April 30, 2013	May 1 and November 1 commencing May 1, 2013	May 1 and November 1 commencing May 1, 2013

Redemption Provisions:	Make-whole call at T+15 basis points	Make-whole call at T+25 basis points	Make-whole call at T+30 basis points

Trade Date:	October 24, 2012	October 24, 2012	October 24, 2012

Settlement:	October 31, 2012 (T+5)	October 31, 2012 (T+5)	October 31, 2012 (T+5)

CUSIP/ISIN:	761713 AV8/ US761713AV81	761713 AX4/ US761713AX48	761713 AW6/ US761713AW64

Ratings*:	Baa2/BBB- (stable/stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. / J.P. Morgan Securities LLC / Goldman, Sachs & Co. / Mizuho Securities USA Inc. / Morgan Stanley & Co. LLC / Scotia Capital (USA) Inc.

Senior Co-Managers:	RBC Capital Markets, LLC / Fifth Third Securities, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC / Credit Suisse Securities (USA) LLC / Wells Fargo Securities, LLC / The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146 or J.P. Morgan Securities LLC collect at 1 (212) 834-4533.